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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

                                                    Jurisdiction of
Name                                                 Incorporation
Independent Wireless One Corporation                   Delaware

Independent Wireless One Leased Realty Corporation     Delaware

     Independent Wireless One Corporation is a wholly-owned subsidiary of the registrant. Independent Wireless One Leased Realty Corporation is a wholly-owned subsidiary of Independent Wireless One Corporation.